Exhibit 99.1

Molina Healthcare Signs CEO Joe Zubretsky to New Employment Agreement

LONG BEACH, Calif.--(BUSINESS WIRE)--September 9, 2021--Molina Healthcare, Inc. (NYSE: MOH) announced today that it has entered into an amended and restated employment agreement with its President and CEO, Joe Zubretsky.

The Chairman of Molina’s Board of Directors, Dale Wolf, said, “During his nearly four-year tenure, Joe has led the successful turnaround of Molina. And he is now executing on our top-line growth plan with the same tenacity and insight. We are delighted to have him leading the Company.”

Zubretsky, 64, joined Molina in November 2017. “I appreciate the Board’s expression of confidence in the Company’s leadership team and our shared commitment to creating value for all of our constituents,” Zubretsky said. “I am excited to continue executing on our strategic plan.”

Molina looks forward to presenting more information about its strategic plan at its virtual investor day on September 17, 2021.

More information on Zubretsky’s amended and restated employment agreement can be found on the related Form 8-K current report filed today with the Securities and Exchange Commission.

About Molina Healthcare

Molina Healthcare, Inc., a FORTUNE 500 company, provides managed healthcare services under the Medicaid and Medicare programs and through the state insurance marketplaces. Through its locally operated health plans, Molina Healthcare served approximately 4.7 million members as of June 30, 2021. For more information about Molina Healthcare, please visit molinahealthcare.com.

Contacts

Investor Contact: Ronald Kurtz, Ronald.Kurtz@molinahealthcare.com, 562-912-6820
Media Contact: Caroline Zubieta, Caroline.Zubieta@molinahealthcare.com, 562-951-1588